EXHIBIT 5.1

February 27, 2006

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the ”Registration Statement”) to be filed by Cisco Systems, Inc., a California corporation (“Cisco” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about February 27, 2006 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 46,908,365 shares of Cisco’s Common Stock (the “Shares”), including shares subject to issuance by Cisco upon the exercise of stock options granted under the Scientific-Atlanta, Inc. 1992 Employee Stock Option Plan, the Long-Term Incentive Plan of Scientific-Atlanta, Inc., the Scientific-Atlanta, Inc. 1996 Employee Stock Option Plan, the 2003 Long-Term Incentive Plan of Scientific-Atlanta, Inc. (the “2003 LTIP”) (and currently subject to the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan (the “SA Acquisition Plan”)), and the Non-Employee Directors Stock Option Plan (the “Assumed Options”), and shares subject to issuance by Cisco under the SA Acquisition Plan, being an amendment, restatement and renaming of the 2003 LTIP, and assumed by Cisco in accordance with the terms of an Agreement and Plan of Merger dated November 18, 2005 by and among Cisco, a wholly-owned subsidiary of Cisco, and Scientific-Atlanta, Inc. (the “Merger Agreement”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Articles of Incorporation, certified by the California Secretary of State on February 16, 2006;

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on February 22, 2006;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectuses prepared in connection with the Registration Statement;

(5)	resolutions that a representative of the Company has represented to us were adopted at meetings of the Company’s Board of Directors on November 17, 2005 and January 31, 2006 and a meeting of the Company’s Compensation and Management Development Committee on January 31, 2006, furnished to us by the Company;

(6)	the stock records that the Company has provided to us (consisting of (i) a report from the Company’s transfer agent as of February 24, 2006, verifying the number of the Company’s issued and outstanding shares of capital stock as of that date, and (ii) a summary report from

Cisco Systems, Inc.

February 27, 2006

the Company, as of February 22, 2006, of outstanding options to purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future, and a written update from the Company to such report as of February 23, 2006);

(7)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Georgia Secretary of State on February 24, 2006;

(8)	Scientific-Atlanta, Inc. 1992 Employee Stock Option Plan, the Long-Term Incentive Plan of Scientific-Atlanta, Inc., the Scientific-Atlanta, Inc. 1996 Employee Stock Option Plan, the 2003 LTIP, and the Non-Employee Directors Stock Option Plan and certain available forms of agreements under the foregoing plans (as well as a description of the original terms of the Scientific-Atlanta, Inc. 1992 Employee Stock Option Plan), and the SA Acquisition Plan and the forms of notice of grant of stock option, stock option agreement and stock grant agreement thereunder; and

(9)	the forms of Cisco’s Stock Option Assumption Agreement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents and that the stock option assumption agreements will be duly executed and delivered by all parties thereto.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and representations made by representatives of the Company and Scientific-Atlanta. We have assumed the current accuracy and completeness of the information obtained from such documents and representations. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

Based upon the foregoing, it is our opinion that the 46,908,365 Shares that may be issued and sold by the Company (i) upon the exercise of the Assumed Options, when issued, sold and delivered in accordance with the applicable stock option assumption agreements or (ii) pursuant to the SA Acquisition Plan granted hereafter, in each case in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

Cisco Systems, Inc.

February 27, 2006

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Daniel J. Winnike
Daniel J. Winnike, a Partner